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                       INVESTMENT SUB-ADVISORY AGREEMENT

                               WM VARIABLE TRUST

                           INTERNATIONAL GROWTH FUND

                         EFFECTIVE AS OF JUNE 23, 1999


Capital Guardian Trust Company
333 South Hope Street
Los Angeles, CA 90071

Ladies and Gentlemen:

     WM Advisors, Inc. ("WM Advisors"), a corporation organized under the laws of the state of Washington, hereby agrees with Capital Guardian Trust Company, (the "Sub-Advisor"), a trust company organized under the laws of the state of California, as follows:

1.   INVESTMENT DESCRIPTION; APPOINTMENT

     WM Advisors desires to employ the capital of the International Growth Fund (the "Fund"), a series of WM Variable Trust (the "Trust"), by investing and reinvesting in investments of the kind and in accordance with the limitations specified in the Trust's Master Trust Agreement, as amended, and in the Prospectus and Statement of Additional Information relating to the Fund as in effect and which may be amended from time to time, and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust. Copies of the Fund's Prospectus and Statement of Additional Information and the Trust's Master Trust Agreement, as amended, have been or will be submitted to the Sub-Advisor. WM Advisors agrees to provide copies of all amendments to the Fund's Prospectus and Statement of Additional Information and the Trust's Master Trust Agreement to the Sub-Advisor on an on-going basis. WM Advisors desires to employ and hereby appoints the Sub-Advisor to act as investment sub-advisor to the Fund. The Sub-Advisor accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

2.   SERVICES AND INVESTMENT SUB-ADVISOR

     Subject to the supervision of the Board of Trustees of the Trust and of WM Advisors, the Fund's investment adviser, the Sub-Advisor will, to the extent related to the scope of its duties reasonably contemplated under this Agreement, (a) act in conformity with the Trust's Master Trust Agreement, the Investment Company Act of 1940 (the "1940 Act"), the Investment Advisers Act of 1940 (to the extent applicable to the Sub-Advisor) and the Internal Revenue Code of 1986, as the same may from time to time be amended; (b) make investment decisions for the Fund in accordance with the Fund's investment objectives and policies as stated in the Fund's Prospectus and Statement of Additional Information as in effect and, after notice to the Sub-Advisor, and which may be amended from time to time; (c) place purchase and sale orders on behalf of the Fund to effectuate the investment decisions made; (d) maintain appropriate records with respect to the securities transactions of the Fund and will furnish to the Trust's Board of Trustees such periodic, regular and special reports (including presentations by the Sub-Advisor's personnel primarily responsible for the day-to-day management of the Fund's portfolio) as the Board may reasonably request; (e) provide WM Advisors and its affiliates with such support with respect to the Fund as they may reasonably request; and (f) treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present or potential shareholders; and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which
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approval shall not be unreasonably withheld and such records may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust. In providing those services, the Sub-Advisor will supervise the Fund's investments and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. In addition, the Sub-Advisor will furnish the Fund or WM Advisors with whatever market, economic, and transactional information that the Trust or WM Advisors may reasonably request relating to the investments that the Fund may hold or contemplate purchasing.

3.   BROKERAGE

     In executing transactions for the Fund and selecting brokers or dealers, the Sub-Advisor will use its best efforts to seek the best overall terms available and shall execute or direct the execution of all such transactions in a manner permitted by law and in a manner that is in the best interest of the Fund and their shareholders. In assessing the best overall terms available for any Fund transactions, the Sub-Advisor will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. Pursuant to its investment determinations for the Fund, in placing orders with brokers and dealers, the Sub-Advisor will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Sub-Advisor may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Trust with research advice and other services.

4.   INFORMATION PROVIDED TO THE TRUST

     The Sub-Advisor will keep the Trust and WM Advisors informed of developments materially affecting the Fund, and will on its own initiative, furnish the Trust and WM Advisors on at least a quarterly basis with whatever information the Sub-Advisor believes is appropriate for this purpose.

5.   STANDARD OF CARE

     The Sub-Advisor shall exercise its best judgment in rendering the services described in paragraphs 2 and 3 above. The Sub-Advisor shall not be liable for any error or judgment or mistake of law or for any loss suffered by the Fund or WM Advisors in connection with the matters to which this Agreement relates, except (a) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or (b) a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (each such breach, act or omission described in (a) or (b) shall be referred to as "Disqualifying Conduct").

6.   COMPENSATION

     In consideration of the services rendered pursuant to this Agreement, WM Advisors will pay the Sub-Advisor on the first business day of each quarter a fee for the previous quarter according to the schedule of fees detailed in Annex A attached to this Agreement. The Sub-Advisor shall have no right to obtain compensation directly from the Fund or the Trust for services provided hereunder and agrees to look solely to WM Advisors for payment of fees due. Upon any termination of this Agreement before the end of a quarter, the fee for such part of that quarter shall be prorated according to the proportion that such period bears to the full quarterly period and shall be payable upon the date of termination of this Agreement.


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7. EXPENSES

     The Sub-Advisor will bear all expenses in connection with the performance of its services under this Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions. The Trust will bear certain other expenses to be incurred in its operation, including but not limited to: organizational expenses, taxes, interest, brokerage fees and commissions, if any; fees of trustees of the Trust who are not officers, directors or employees of the Sub-Advisor, WM Advisors, or any of their affiliates; Securities and Exchange Commission fees and state Blue Sky qualification fees; out-of-pocket expenses of custodians, transfer and dividend disbursing agents and transaction charges of custodians; insurance premiums; outside auditing and legal expenses; costs of maintenance of the Trust's existence; costs attributable to investor services, including without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Fund and of the officers or Board of Trustees of the Trust; and any other operating expenses of the Fund. In addition, the Fund may pay a distribution fee pursuant to the terms of a Distribution Plan adopted under Rule 12b-1 of the 1940 Act.

8. SERVICES TO OTHER COMPANIES OR ACCOUNTS

     WM Advisors understands that the Sub-Advisor now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser to one or more other investment companies or series of investment companies, and WM Advisors has no objection to the Sub-Advisor so acting, provided that whenever the Fund and one or more other accounts or investment companies advised by the Sub-Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures mutually believed to be equitable to each entity. Similarly, opportunities to sell securities will be allocated in an equitable manner. WM Advisors recognizes that in some cases this procedure may limit the size of the position that may be acquired or disposed of for the Fund. In addition, WM Advisors understands that the persons employed by the Sub-Advisor to assist in the performance of the Sub-Advisor's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Sub-Advisor or any affiliate of the Sub-Advisor to engage in and devote time and attention to other business or to render services of whatever kind or nature.

9. TERM OF AGREEMENT

     This Agreement shall become effective as of the date first written above, shall continue for a period of two years thereafter, and shall continue in effect for a period of more than two years thereafter only so long as such continuance is specifically approved at least annually by (a) the Board of Trustees of the Trust or (b) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by WM Advisors, the Board of Trustees for the Trust or by vote of holders of a majority of the Fund's shares, or upon 60 days' written notice by the Sub-Advisor and will terminate automatically upon any termination of the advisory agreement between the Trust and WM Advisors. In addition, this Agreement will also terminate automatically in the event of its assignment (as defined in said Act). The Sub-Advisor agrees to notify the Trust of any circumstances that might result in this Agreement being deemed to be assigned.

10. REPRESENTATIONS OF WM ADVISORS AND THE SUB-ADVISOR

     WM Advisors represents that (a) a copy of the Trust's Master Trust Agreement, dated January 29, 1993, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts, (b) the



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appointment of the Sub-Advisor has been duly authorized, (c) it has acted and will continue to act in conformity with the 1940 Act and other applicable laws, and (d) it is authorized to perform the services herein.

     The Sub-Advisor represents that it is authorized to perform the services described herein.

11.  INDEMNIFICATION

     WM Advisors shall indemnify and hold harmless the Sub-Advisor and its affiliates and their respective officers, directors and employees from and against any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses), howsoever arising from or in connection with this Agreement or the performance by the Sub-Advisor or its duties hereunder; provided, however, that nothing contained herein shall require that the Sub-Advisor be indemnified for Disqualifying Conduct.

12.  AMENDMENT OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

13.  USE OF NAMES

     a. It is understood that the name "Capital Guardian Trust Company," the names of the Sub-Advisor's affiliates within The Capital Group Companies, Inc. (including, but not limited to the American Funds Group of mutual funds), and any derivative thereof or logo associated with such names are the valuable property of the Sub-Advisor and its affiliates and that the Trust and/or the Fund have the right to use such name (or derivative or logo) in offering materials of the Trust and/or Fund only with the prior written approval of the Sub-Advisor and for so long as the Sub-Advisor is an investment sub-advisor to the Trust and/or the Fund; provided that the Trust and the Fund may use such name (or derivative or logo) without such prior written approval in offering materials of the Trust to the extent that (i) such materials simply list the Sub-Advisor as the Sub-Advisor to the Fund as part of a listing of the investment sub-advisers to the series or portfolios of the Trust with a pre-approved standard description of the Sub-Advisor's experience and duties hereunder; (ii) such materials include such name (or derivative or logo) and any related information that has been previously approved by the Sub-Advisor or that is required to be disclosed by applicable law or regulation, such as information disclosed in the Trust's registration statement; or (iii) such materials are intended for internal use by the Trust and WM Advisors. In using information about the Sub-Advisor where pre-approval is not required, it shall be WM Advisors' responsibility to seek updates to such materials as it deems necessary. Such prior written approval of the Sub-Advisor shall not be unreasonably withheld or delayed. Upon termination of this Agreement, the Trust and the Fund shall forthwith cease to use such name (or derivative or logo) as soon as reasonably practicable.

     b. It is understood that the names "WM Variable Trust," and "WM Advisors, Inc." or any derivatives thereof or logos associated with such names are the valuable property of the Trust and/or WM Advisors and their affiliates and that the Sub-Advisor or its affiliates have the right to use such names (or derivatives or logos) in marketing materials of the Sub-Advisor or its affiliates only with the prior written approval of WM Advisors or the Trust, as applicable, and for so long as the Sub-Advisor is an investment sub-advisor to the Trust and/or the Fund; provided that the Sub-Advisor or its affiliates may use such names (or derivatives or logos) without such prior written approval in marketing materials of the Sub-Advisor or its affiliates to the extent that (i) such materials simply list the Trust or the Fund as part of a listing of the investment companies advised by the Sub-Advisor or its affiliates with a brief description of the Trust or the Fund; (ii) such materials include such names (or derivatives or logos) and any related information that has been previously approved by the Trust or WM Advisors, as applicable, or that is required to be disclosed by applicable law or regulation; or (iii) such materials are intended for internal use by the Sub-Advisor. Such prior written approval of WM Advisors or the Trust, as applicable, shall not be unreasonably withheld or



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     delayed. Upon termination of this Agreement, the Sub-Advisor and its affiliates shall forthwith cease to use such names (or derivatives or logos) as soon as reasonably practicable.

14.  PROXY VOTING

     Except as specifically instructed by the Trustees of the Trust or WM Advisors, the Sub-Advisor shall exercise or procure the exercise of any voting rights attaching to investments of the Fund on behalf of the Fund.

15.  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties hereto.

16.  GOVERNING LAW

     This Agreement shall be governed in accordance with the laws of The Commonwealth of Massachusetts.

     If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                                        Very truly yours,

                                        WM Advisors, Inc.

Dated:    6/24/99                       By   /s/ WILLIAM C. PAPESH
      --------------------------             ---------------------------------
                                             Name: William C. Papesh
                                             Title: President

Accepted:

Capital Guardian Trust Company

By   /s/ MICHAEL BURIK                  Dated:    June 23, 1999
  ------------------------------              --------------------------------
  Name: Michael Burik
  Title: Vice President



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                                                                         ANNEX A


1.   STANDARD FEE

     The minimum annual fee payable under this Agreement shall be $200,000.

     The fee payable under this Agreement shall be determined by reference to the following schedule based upon the average daily net assets of the Fund (as determined by the Trust's accounting agent pursuant to the Fund's pricing procedures) subject to reduction as described below:

     On the first $25 million ..................................    .75 of 1%
     $25 million to $50 million..................................   .60 of 1%
     $50 million to $250 million.................................  .425 of 1%
     Over $250 million*..........................................  .375 of 1%

---------------
* This breakpoint will be applied to the extent the aggregate non-U.S./global, regional, single country (excluding U.S.) equity, and fixed-income (emerging markets) assets of (i) the Fund, (ii) any other investment company advised by WM Advisors or any of its affiliates, (iii) any person or employee plan sponsored by WM Advisors or any of its affiliates or (iv) WM Advisors or its affiliates that are managed by Sub-Advisors or its affiliates exceed $250 million.


2.   Asset Fee Aggregation Policies

     For fee purposes, asset aggregation will apply to all accounts of (i) the Fund, (ii) any other investment company advised by WM Advisors or any of its affiliates, (iii) any pension or employee benefit plan sponsored by WM Advisors or any of its affiliates or (iv) WM Advisors or its affiliates that are managed by Sub-Advisors or its affiliates, except for emerging market equity investments and investments in other funds with internally charged fees ("Eligible Accounts)". In order to achieve the benefit of asset aggregation, the combined total of the minimum fee applicable to each Eligible Account.

     For Eligible Accounts with the same investment objectives and guidelines, all assets for these Eligible Accounts will be aggregated for fee calculation purposes.

     For Eligible Accounts with different investment objectives and guidelines:

     o Each Eligible Account will be charged on the first $10 million at the initial breakpoint rate for the appropriate mandate. Any incremental assets over $10 million will be aggregated and charged at the incremental rate for the appropriate mandate.

     o Assets invested in commingled funds will be aggregated and charged at the incremental rate for the appropriate mandate.

     o The first additional account within a new country will be charged on the first $15 million at the initial breakpoint rate for the appropriate mandate. Any incremental assets over $15 million will be aggregated and charged at the incremental rate for the appropriate mandate.


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     For asset aggregation purposes, Eligible Accounts will be aggregated in the following order: balanced, equity-developed markets, convertible, fixed-income -- high yield, fixed-income -- emerging markets, and fixed-income -- developed markets.

     The benefit from asset aggregation, if any, will be calculated by comparing total aggregated fees to total unaggregated fees for all Eligible Accounts. The resulting percentage discount will be applied to each Eligible Account's unaggregated fees.

     If all Eligible Accounts are not denominated in the same currency, the local currency assets of each Eligible Account and the related fees calculated on an unaggregated basis will be converted to U.S. dollars using the applicable foreign exchange rate. The total of such fees will be compared to the Eligible Accounts' total aggregated fees. The resulting percentage discount will then be applied to each Eligible Account's unaggregated fee as determined in U.S. dollars.

3.   FEE DISCOUNTS AND ELIMINATION OF FREE BREAKPOINTS

     The following fee discount will be applied based upon the total aggregated fees paid by all accounts of (i) the Fund, (ii) any other investment company advised by WM Advisors or any of its affiliates, (iii) any pension or employee benefit plan sponsored by WM Advisors or any of its affiliates or (iv) WM Advisors or its affiliates that are managed by Sub-Advisor or its affiliates:

        Aggregated fees between $1.25 million to $4 million....    5% discount
        Aggregated fees between $4 million to $8 million.......  7.5% discount
        Aggregated fees between $8 million to $12 million......   10% discount
        Aggregated fees over $12 million....................... 12.5% discount

     For this purpose, aggregated fees will include all fees from separate accounts, commingled funds, and funds with internally charged fees managed by Sub-Advisor and its affiliates (except for investments in American Funds' mutual funds). The resulting fee discount percentage will be applied to each account's fees (excluding fees related to investments in funds with internally charged fees).

     If total aggregated fees (before discounts) exceed $3 million, fee breakpoints will be eliminated and each account will be charged at the lowest marginal fee rate applicable to the account's fee schedule.

     To determine the applicable fee discount level and breakpoint elimination threshold, the total aggregated fees for the quarter will be annualized. For this purpose, all local currency fees will be converted to a designated base currency.

     Fees related to investments in funds with internally charged fees will be estimated by multiplying the quarter end value of the account (adjusted on a prorated basis for any contributions or withdrawals during the quarter) by the fund's effective fee. For this purpose, the effective fee will be based on the value of the fund's quarter end assets and the fund's current fee schedule.

     Applicable discount levels and the elimination of fee breakpoints will be effective beginning with the first quarter a discount threshold is exceeded and will remain in effect unless the total fees fall below the discount threshold due to a significant withdrawal of assets. A decline in market values alone will not cause the reinstatement of a lower discount level or fee breakpoints.




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